Investor Contact: Tim Reeves (314) 553-2197
Media Contact: Pat Kane (314) 982-8726

EMERSON REPORTS FIRST QUARTER 2018 RESULTS AND RAISES FULL-YEAR SALES AND EPS GUIDANCE

•	Net sales of $3.8 billion increased 19 percent, or 7 percent on an underlying basis

•	GAAP EPS from continuing operations increased 9 percent to $0.61 and were up 18 percent excluding current and prior year tax items

•	Operating cash flow from continuing operations increased 9 percent to $447 million

•	Returned more than $800 million to shareholders via dividends and share repurchases

•	Raising full-year sales and EPS guidance based on stronger operational performance, increased share repurchases and the favorable impact of U.S. tax reform legislation

ST. LOUIS, February 6, 2018 – Emerson (NYSE: EMR) today announced net sales in the first quarter ended December 31, 2017 were up 19 percent, with underlying sales up 7 percent excluding favorable currency of 3 percent and an impact from acquisitions and divestitures of 9 percent. The first quarter results reflected continued favorable global economic conditions as both platforms delivered solid underlying sales growth. Automation Solutions continued to see broad-based growth led by North America and Asia, reflecting favorable trends in energy-related, hybrid and general industrial markets. Growth in Commercial & Residential Solutions was driven by strong demand in Asia in air conditioning and refrigeration markets as well as continued growth of professional tools in oil and gas and construction-related markets.
December trailing three month underlying orders were up 7 percent and the Company expects orders to trend in a range of 5 to 10 percent for the remainder of the year.
Pretax margin of 13.2 percent and EBIT margin of 14.2 percent decreased 120 and 160 basis points, respectively, reflecting dilution from the Valves & Controls acquisition. Excluding Valves & Controls, EBIT margin of 16.5 percent increased 70 basis points driven primarily by leverage on higher sales and benefit of prior year restructuring actions.
Earnings per share from continuing operations increased 9 percent to $0.61, including a $0.03 benefit from the lower enacted U.S. corporate tax rate under the Tax Cuts and Jobs Act (the "Tax Act"). Earnings per share were up 18 percent excluding the current year $0.03 tax rate benefit and a prior year income tax benefit of $0.07. The first quarter results also included a provisional net tax benefit of $0.07 related to adoption of the Tax Act, which was offset by a ($0.03) charge for Valves & Controls first year acquisition accounting and a ($0.04) tax-related loss from the divestiture of the ClosetMaid business.
“We continued to execute our strategic repositioning plans across both business platforms and delivered a stronger first quarter than we had expected a few months ago,” said Chairman and Chief Executive Officer David N. Farr. “Our growth in the quarter reflects broad-based momentum across our key end markets and regions, providing solid footing for our teams to deliver earnings and cash flow growth in 2018. We now see a stronger year operationally for Emerson, and combined with the benefit of U.S. tax reform, we are raising our full-year GAAP EPS guidance to $3.05 to $3.15 and net sales growth to 11 to 13 percent, or 5 to 7 percent on an underlying basis.”
Farr added, "The positive impact of tax reform in the U.S. cannot be overstated. The legislation levels the global playing field for U.S. companies and will drive our economy by encouraging capital investment and ultimately leading to growth of jobs and wages.  We expect increased capital formation to have a favorable impact on Emerson’s growth over the next few years as U.S. companies bring home cash and invest in U.S. manufacturing," he said. "As we see it now, Emerson will increase capital spending rates as a percent of sales by approximately 0.5 percent over the next five years to approximately 3.5 percent, on average.  We continue to expect 50 to 60 percent of our operating cash flow will be returned to shareholders, who will benefit from higher dividend payouts and share repurchases as our cash flow increases. We also continue to evaluate employee wage and benefit improvements to ensure that Emerson remains competitive in a growing U.S. economy, and we plan to implement these changes over the next few months.”

Business Platform Results
Automation Solutions net sales increased 31 percent in the quarter, with underlying sales up 9 percent excluding favorable currency of 3 percent and an impact from acquisitions of 19 percent. Growth continued to be driven by strong MRO demand and small and mid-sized projects focused on expansion and optimization of existing facilities. North American underlying sales were up 14 percent driven by continued favorable trends in energy, life sciences and chemical markets and investment in Western Canada. Asia underlying sales were up 13 percent with China up 22 percent supported by continued strong demand in process and discrete markets. Latin America was up 6 percent reflecting investments in Mexico, Argentina and Chile. Europe was down 1 percent and Middle East/Africa was down 7 percent. Margin decreased 160 basis points to 15.0 percent compared with the prior year. Excluding the dilutive impact of the Valves & Controls acquisition, margin increased 120 basis points to 17.8 percent, driven by leverage on higher sales and restructuring benefits.
Commercial & Residential Solutions first quarter net sales were flat and underlying sales increased 5 percent excluding favorable currency of 2 percent and an impact from divestitures of 7 percent. Underlying sales in North America were up 1 percent as steady demand for professional tools in oil and gas and construction-related markets was offset by difficult prior year comparisons in residential air conditioning markets. Asia grew 17 percent, driven by continued favorable refrigeration and air conditioning demand in China and elsewhere in the region. Europe and Latin America were up 1 percent and Middle East/Africa was up 4 percent. Margin increased 20 basis points to 20.1 percent compared with the prior year.

2018 Outlook
We are increasing our full-year sales and earnings per share guidance based on stronger operational performance, increased share repurchases and the favorable impact of the Tax Act.
Total Emerson net sales are now expected to be up 11 to 13 percent with underlying sales up 5 to 7 percent excluding a 6 percent impact from acquisitions, divestitures and currency translation. Prior guidance was net sales up 8 to 10 percent and underlying sales up 4 to 6 percent. Automation Solutions guidance is increased to 18 to 20 percent net sales growth with underlying sales up 6 to 8 percent. Commercial & Residential Solutions guidance is increased to 1 to 3 percent net sales growth with underlying sales up 4 to 6 percent.
We are increasing our GAAP earnings per share guidance to $3.05 to $3.15 from prior guidance of $2.66 to $2.86. Previously, we also provided adjusted earnings per share guidance of $2.75 to $2.95 which excluded ($0.09) of total estimated charges related to Valves & Controls first year acquisition accounting and a tax-related loss from the divestiture of the ClosetMaid business. Actual results for these two charges totaled ($0.07) in the quarter, which were offset by the net tax benefit related to adoption of the Tax Act. Therefore, we are providing updated earnings per share guidance on a GAAP basis only.
The following table bridges prior adjusted earnings per share guidance to new GAAP guidance.

	EPS Range
	Low	High
Adjusted EPS, Prior Guidance Nov 7, 2017	$2.75	$2.95
Operational improvement & incr. share repurchases	0.15	0.05
Tax Act, lower U.S. corporate tax rate	0.15	0.15
Tax Act, adoption-related items	0.07	0.07
V&C and ClosetMaid charges	(0.07)	(0.07)
GAAP EPS Guidance	$3.05	$3.15
Expected GAAP earnings per share guidance of $3.05 to $3.15 reflects increases for improved operational performance and increased share repurchases, the estimated impact of the lower U.S. corporate tax rate and items related to adoption of the Tax Act. These adoption-related items include the revaluation of net deferred income tax liabilities to the lower U.S. corporate tax rate and taxes on repatriation of foreign earnings.
The Tax Act reduces our tax rate and consistent with our updated guidance, we currently expect the 2018 consolidated tax rate to be approximately 25 to 27 percent. In 2019 and thereafter, the tax rate is expected to be approximately 25 percent.

Upcoming Investor Events
Today, beginning at 2:00 p.m. Eastern Time, Emerson management will discuss the first quarter results during an investor conference call. Access to a live webcast of the discussion will be available at www.emerson.com/financial at the time of the call. A replay of the conference call will remain available for 90 days.
On Thursday, February 15, 2018, Emerson will host its annual investor conference in New York, NY. The conference will begin Thursday morning with Company presentations from 8:30 a.m. ET to approximately 1:00 p.m. ET. Access to a live webcast of the presentations will be available at www.emerson.com/financial at the time of the event. A replay of the conference will remain available for approximately three months.

Forward-Looking and Cautionary Statements
Given the complexities associated with the Tax Act, the ultimate effects on repatriation cost and other tax items may differ materially from the provisional amounts presented herein due to additional regulatory guidance that may be issued and further evaluation of the Company’s actions, assumptions and interpretations.
Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include economic and currency conditions, market demand, pricing, protection of intellectual property, and competitive and technological factors, among others, as set forth in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC, as well as the impact of the Tax Act as described above.

(tables attached)

			Table 1
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Quarter Ended December 31		Percent
	2016	2017	Change

Net sales	$3,216	$3,816	19%
Costs and expenses:
Cost of sales	1,851	2,195
SG&A expenses	822	992
Other deductions, net	33	88
Interest expense, net	46	38
Earnings from continuing operations before income taxes	464	503	9%
Income taxes	94	109
Earnings from continuing operations	370	394	7%
Discontinued operations, net of tax	(55)	—
Net earnings	315	394
Less: Noncontrolling interests in earnings of subsidiaries	6	2
Net earnings common stockholders	$309	$392	27%

Diluted avg. shares outstanding	644.3	640.5

Diluted earnings per share common stockholders
Earnings from continuing operations	$0.56	$0.61	9%
Discontinued operations	($0.08)	—
Diluted earnings per common share	$0.48	$0.61	27%

	Quarter Ended December 31
	2016	2017
Other deductions, net
Amortization of intangibles	$22	$56
Restructuring costs	11	15
Other	—	17
Total	$33	$88

		Table 2
EMERSON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended December 31
	2016	2017
Assets
Cash and equivalents	$4,151	$3,096
Receivables, net	2,426	2,881
Inventories	1,278	1,845
Other current assets	552	330
Current assets held-for-sale	470	—
Total current assets	8,877	8,152
Property, plant & equipment, net	2,861	3,279
Goodwill	3,861	5,616
Other intangible assets	879	2,118
Other	179	693
Noncurrent assets held-for-sale	814	—
Total assets	$17,471	$19,858

Liabilities and equity
Short-term borrowings and current
maturities of long-term debt	$254	$2,093
Accounts payable	1,335	1,596
Accrued expenses	1,872	2,286
Income taxes	396	217
Current liabilities held-for-sale	289	—
Total current liabilities	4,146	6,192
Long-term debt	3,815	3,375
Other liabilities	1,667	1,903
Noncurrent liabilities held-for-sale	89	—
Total equity	7,754	8,388
Total liabilities and equity	$17,471	$19,858

		Table 3
EMERSON AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended December 31
	2016	2017
Operating activities
Net earnings	$315	$394
Loss from discontinued operations, net of tax	55	—
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	143	187
Changes in operating working capital	(138)	(160)
Other, net	35	26
Cash from continuing operations	410	447
Cash from discontinued operations	(172)	—
Cash provided by operating activities	238	447

Investing activities
Capital expenditures	(100)	(96)
Purchases of businesses, net of cash and equivalents acquired	(16)	(513)
Divestiture of business	—	235
Other, net	(20)	(18)
Cash from continuing operations	(136)	(392)
Cash from discontinued operations	3,894	—
Cash provided by (used in) investing activities	3,758	(392)

Financing activities
Net increase (decrease) in short-term borrowings	(2,225)	1,061
Payments of short-term borrowings greater than three months	(90)	—
Payments of long-term debt	(251)	(251)
Dividends paid	(311)	(311)
Purchases of common stock	—	(500)
Other, net	(43)	(30)
Cash used in financing activities	(2,920)	(31)

Effect of exchange rate changes on cash and equivalents	(107)	10
Increase in cash and equivalents	969	34
Beginning cash and equivalents	3,182	3,062
Ending cash and equivalents	$4,151	$3,096

		Table 4
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended December 31
	2016	2017
Sales
Automation Solutions	$1,967	$2,572

Climate Technologies	859	922
Tools & Home Products	393	330
Commercial & Residential Solutions	1,252	1,252

Eliminations	(3)	(8)
Net sales	$3,216	$3,816

Earnings
Automation Solutions	$326	$386

Climate Technologies	161	165
Tools & Home Products	88	87
Commercial & Residential Solutions	249	252

Differences in accounting methods	33	51
Corporate and other	(98)	(148)
Interest expense, net	(46)	(38)
Earnings before income taxes	$464	$503

Restructuring costs
Automation Solutions	$6	$10

Climate Technologies	4	5
Tools & Home Products	1	—
Commercial & Residential Solutions	5	5

Total	$11	$15

Reconciliations of Non-GAAP Financial Measures & Other			Table 5

Reconciliations of Non-GAAP measures (denoted by *) with the most directly comparable GAAP measure (dollars in millions, except per share amounts):

Q1 2018 Underlying Sales Change	Auto Solns	Comm & Res Solns	Emerson
Reported (GAAP)	31%	—%	19%
FX	(3)%	(2)%	(3)%
Acquisitions/Divestitures	(19)%	7%	(9)%
Underlying*	9%	5%	7%

FY 2018E Underlying Sales Change	Auto Solns	Comm & Res Solns	Emerson
Reported (GAAP)	18 - 20%	1 - 3%	11 - 13%
FX	~ (3)%	~ (2)%	~ (2)%
Acquisitions/Divestitures	~ (9)%	~ 5%	~ (4)%
Underlying*	6 - 8%	4 - 6%	5 - 7%

FY 2018E Prior Guidance Underlying Sales Change			Emerson
Reported (GAAP)			8 - 10%
FX			~ (1)%
Acquisitions/Divestitures			~ (3)%
Underlying*			4 - 6%

Q1 2018 Earnings Per Share	Q1 FY17	Q1 FY18	Change
Earnings per share from continuing operations (GAAP)	$0.56	$0.61	9%
Benefit of lower U.S. corporate tax rate	—	(0.03)
Prior year income tax benefit	(0.07)	—
Earnings per share from continuing operations, excluding	$0.49	$0.58	18%
benefit of lower U.S. corporate tax rate & a prior year
income tax benefit*

FY2018E Prior Guidance Earnings Per Share	FY18E
Earnings per share from continuing operations (GAAP)	$2.66 - $2.86
Valves & Controls first year acquisition accounting charges	~ $0.03
Loss on ClosetMaid divestiture	~ $0.06
Earnings per share from continuing operations, excluding	$2.75 - $2.95
Valves & Controls first year acquisition accounting charges
& loss on ClosetMaid divestiture*

- more -

Q1 2018 EBIT Margins	Q1 FY17	Q1 FY18	Change
Pretax margin (GAAP)	14.4%	13.2%	(120) bps
Interest expense, net	1.4%	1.0%	(40) bps
Earnings before interest and taxes margin*	15.8%	14.2%	(160) bps
Valves & Controls impact	—%	2.3%	230 bps
Earnings before interest and taxes margin excluding	15.8%	16.5%	70 bps
Valves & Controls*

Automation Solutions Segment EBIT Margin	Q1 FY17	Q1 FY18	Change
Automation Solutions Segment EBIT margin (GAAP)	16.6%	15.0%	(160) bps
Valves & Controls impact	—%	2.8%	280 bps
Automation Solutions Segment EBIT margin excluding	16.6%	17.8%	120 bps
Valves & Controls*

Note: Underlying sales and orders exclude the impact of acquisitions, divestitures and currency translation.

###